SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Form 10-K


   XX  	Annual Report Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934 for the fiscal year ended December 31, 1996. [No Fee Required]

or

         	Transition report pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934 for transition period from
to         . [No Fee Required]

Commission File No. 0-3936

ORBIT INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

		Delaware							11-1826363
(State or other jurisdiction of			 (I.R.S. Employer
 incorporation or organization)			Identification No.)

80 Cabot Court, Hauppauge, New York 11788
(Address of principal executive offices)

Registrant's telephone number, including area code:
(516) 435-8300

Securities registered pursuant to Section 12(b) of the Act:  None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class

Common Stock, $.10 par value per share

	Indicate by check mark whether the Registrant has (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) been subject to such filing requirements for the past 90 days.

			Yes    X   				No ______

	Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.       X

Aggregate market value of Registrant's voting stock held by non-affiliates (based on shares held and the closing price quoted on the Nasdaq National Market on March 19, 1997): $15,465,000

Number of shares of common stock outstanding as of the close of the period covered by this report: 6,186,093.

Documents incorporated by reference: the Registrant's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Registrant's 1996 Annual Meeting of Stockholders, the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, the Registrant's Current Report on Form 8-K filed February 7, 1996 and the Registrant's Current Report on Form 8-K/A filed July 8, 1996.

PART I

Item 1.	BUSINESS

General

		Orbit International Corp. (the "Company" or "Orbit") conducts its operations through its Orbit Instrument Division and its subsidiary, Behlman Electronics, Inc. In August 1996, the Company announced that it was discontinuing operations of its apparel businesses. Through its Orbit Instrument Division, which includes its wholly-owned subsidiary, Orbit Instrument of California, Inc., the Company is engaged in the design, manufacture and sale of customized electronic components and subsystems. Behlman
Electronics, Inc., is engaged in the design and manufacture of distortion free commercial power units, power conversion devices and electronic devices for measurement and display.

		In February 1996, the Company, through its wholly-owned subsidiary, Cabot Court, Inc., completed the acquisition of certain of the assets, subject to certain liabilities, of Astrosystems, Inc. and its wholly-owned subsidiary Behlman
Electronics, Inc. Concurrent with the purchase, Cabot Court, Inc. changed its name to Behlman Electronics, Inc. ("Behlman").

		On August 6, 1996, the Board of Directors of the Company adopted a plan to sell and/or liquidate its U.S. and Canadian apparel operations. The U.S. operations consisted of the design, importation and manufacture of women's active-wear and outer-wear, principally under the East/West label, through the Company's
East/West Division and its subsidiary East End Apparel Group
Ltd.("East End"). In the fourth quarter of 1996, the Company entered into a three-year license agreement with a third party pursuant to which Orbit granted to the third party the right to manufacture and sell ladies apparel under the "East/West" trademark in the U.S. and Canada. The operations of the East/West Division are limited to servicing such license.

		The Canadian apparel operations have been operated through the Company's three wholly-owned subsidiaries in Canada: Canada
Classique Inc. ("Classique"), Winnipeg Leather (1991) Inc.
("Winnipeg Leather") and Symax Garment Co. (1993) Ltd. ("Symax").
On March 12, 1997, Orbit commenced bankruptcy proceedings against
Classique, which manufactured branded private label men's, women's and children's outer-wear in Winnipeg, Manitoba, Canada, and

Winnipeg Leather, which manufactured women's garments under private labels in Winnipeg, Manitoba, Canada. Classique and Winnipeg Leather are now in bankruptcy and Orbit has appointed a receiver and manager for the purpose of liquidating their assets. The Company is currently seeking buyers for such assets. On March 7, 1997, substantially all of the assets of Symax, which manufactured private label men's outer wear in Vancouver, British Columbia, Canada were sold to a third party.

		In July 1988 Orbit, through a wholly-owned subsidiary, USA Classic, Inc. ("USA Classic"), acquired all of the outstanding stock of U.S. Apparel, Inc. In November 1992, USA Classic completed an initial public offering of 3,105,000 shares of its common stock, thereby reducing Orbit's ownership to approximately
43%. USA Classic designed, manufactured and marketed men's, women's and children's active-wear, sportswear and outer-wear until it, and its subsidiaries, filed petitions under Chapter 11 of the United States Bankruptcy Code in May 1994.

Financial Information about Industry Segments

		The Company currently operates in one industry segment which involves the design and manufacture of various electronic components. In prior years it also operated in two additional segments in which it designed and manufactured items of apparel in the United States and Canada. The Company discontinued its apparel operations in August 1996.

Description of Business

	General

		The Orbit Instrument Division designs, manufactures and sells customized panels, components, and subsystems for contract program requirements to prime contractors, governmental procurement agencies and research and development ("R&D") laboratories. The
Company primarily designs and manufactures in support of specific military program requirements. More recently, the Company has focused on providing commercial, non-military "ruggedized" hardware for prime contractor programs at cost competitive prices.
Products include a variety of custom designed plasma based telephonic intercommunication panels for secure voice airborne and shipboard program requirements, full-mil keyboards, trackballs and data entry display devices. The Instrument Division's products, which in all cases are designed for customer requirements on a firm fixed price contract basis, have been successfully incorporated on surveillance aircraft programs, including E-2C, J/STARS, AWACS and P-3 requirements and shipboard programs, including AEGIS, DDG'S, BFTT, LSD'S and LHA applications, as well as a variety of land based guidance control programs.

		On February 6, 1996, Cabot Court, Inc. ("Cabot Court"), a wholly-owned subsidiary of Orbit, acquired for $3,706,700 (the
"Purchase Price") certain of the assets, subject to certain liabilities, of Astrosystems, Inc. ("Astrosystems") and Astrosystems wholly-owned subsidiary, BEI Electronics, Inc.
("BEI"). The acquired assets, which included inventory, fixtures and equipment, had been used by Astrosystems and BEI in the business of manufacturing and selling power supplies, AC power sources, frequency converters, uninterruptable power supplies
("UPS") and associated analytical equipment and other electronic equipment. The Purchase Price is subject to adjustment based upon a final inventory valuation. Orbit and Astrosystems have not yet agreed upon the final inventory valuation. Cabot Court changed its name to Behlman Electronics, Inc. ("Behlman") on February 7,
1996.

		The military division of Behlman designs and manufactures power conversion devices and electronic products for measurement and display. The commercial products division produces high quality, distortion free commercial power units and low noise UPS.

Products

		Plasma Intercommunication Panels

		The Company has recently completed its design and development efforts for an AC plasma display panel that includes bit mapping and graphics technologies. Prime contractors in support of combat communication requirements, in addition to command systems and display functions, have used these plasma display units. The
Company has completed a design effort to incorporate telephonic and secure voice functions into several of the newly designed plasma configurations. The Company has completed land-based and shipboard integration and functional testing of the secure voice and telco-based designs, and has recently been awarded a Basis
Ordering Agreement as a mechanism for the potential procurement of these panels.

		Graphic Display Terminal

		The Company's family of graphic terminals enables the operator to monitor and control radar systems for shipboard and airborne applications. These terminals are used throughout a ship or surveillance plane as adjuncts to larger console displays. The modular design of the terminals facilitates applications for surface ship, submarine, aircraft and land based requirements.

		Color Liquid Crystal Display Panels

		The Company has recently completed its initial production color liquid crystal display unit for testing and integration.
This unit has been designed as a high speed, windows-based display that provides the operator with crisp, color resolution to be used in a full military combat environment.

		Operator Control Trays

		The Company has designed and manufactures a variety of operator control trays, that help organize and process data created by interactive communications systems, making such data more manageable for operator consumption. These trays are presently used to support patrol and surveillance airborne aircraft programs, standard shipboard display console requirements and shore land based defense systems applications.

		Data Entry, Keyboards, and Display Systems

		The Company has designed and manufactures computer controlled action entry panels (CCAEP'S), which provide a console operator with multiple displays of computer generated data. The Company's data entry and display panels have been designed and manufactured to support fire control, sonar control and command communication console requirements.

		Power Sources

		The Company's AC Power sources are used in the production of various types of equipment such as ballasts for fluorescent lighting, CRT terminals, hair dryers and hospital beds and are used in test labs to meet European Community required testing, aircraft testing and simulators. Other uses include powering equipment for oil and gas exploration.

		The Company's frequency converters are used to convert local power frequency (e.g., 60HZ in the U.S.) to local frequencies elsewhere (e.g., 50 HZ in Europe).

		The Company's products are used for backup power when local power is lost. The Company only competes in the "ruggedized" market as opposed to the commercial UPS market.

		The Company's military division has certified value-engineering personnel who are capable of reconfiguring obsolete or hard-to-maintain government equipment. In most circumstances, the Company will be contracted to build the equipment but in the event the component is contracted to be built elsewhere based upon the Company's engineering design, the Company will receive a percentage of the government savings over the life of the program.

		The Company also performs reverse engineering of analog systems for the government or government contractors to enable them to have a new contractor with high quality capabilities at a competitive price.

		The Company also operates as a qualified repair depot for many Air Force and Navy programs.

Proposed Products

		Product Development

		The Company is currently expanding its design and development resources to update hardware previously used for full military program requirements. The Instrument Division believes its wide variety of components, controls, subsystems and plasma secure voice and intercommunication panels that have supported the military for aircraft, shipboard, subsurface and land based program requirements have alternative uses. It is the intent of the Company to update the electrical and mechanical functionality of these units and subsystems and provide "ruggedized" and commercial equivalent hardware at cost competitive prices.

		Construction of color flatpanel displays exhibiting specialized software routines may also provide the Company with future areas of growth. The Company continues to focus on integration of small but extremely functional high resolution displays for use in embedded instrumentation products. Further, the emergence of high speed digital modem interfaces such as ISDN are allowing for increased bandwidth of digital communications that can handle large files for both voice and data. The merging of these two concepts have produced successful results that should contribute to the Company's already extensive product line. Demonstration of new products in this category are scheduled in the third quarter of this year and are expected to transcend the Company's historical customer base.

		The Company has formed a sales organization to specifically target the railroad industry. Railroad signaling is powered from a unique voltage and frequency which the Company has the capability to manufacture.

		The Company is currently working with a manufacturer of electro luminescent power supplies for the architectural market.

		Finally, the Company is developing power supplies and control systems for the cooling systems used for high speed computers, IC manufacturing, cellular telephones and telecommunication superconducting amplifiers.

		The Company is utilizing modular power supplies to produce power supply systems for the government and government contractors at prices lower than its competition.

		The Company is also looking at various way to reconfigure its commercial hardware to meet military specifications so that its hardware may be considered "Commercial Off the Shelf" for military requirements.

		The products described above are presently being developed by the Company. However, there can be no assurance that such development efforts will result in any marketable products.

Sales and Marketing

		Products of the Orbit Instrument Division are marketed by the Division's sales personnel and management. Products of the military division are marketed by Behlman's program managers and other management personnel. Behlman's commercial products are sold by regional sales managers, manufacturer's representatives and non-exclusive distributors.

Competition

		The Instrument Division's competitive position within the electronics industry is, in management's view, predicated upon the Company's manufacturing techniques, its ability to design and manufacture products which will meet the specific needs of its customers and its long-standing successful relationship with its major customers. There are numerous companies (many of which are substantially larger than the Company) capable of producing substantially all of the Company's products. However, to the Company's knowledge, none of such competitors currently produce all of the products that the Instrument Division produces. (See -
"Substantial Customers").

		Competition in the markets for Behlman's commercial and military products depends on such factors as price, product reliability and performance, engineering and production. In particular, due primarily to budgetary restraints and program cutbacks, competition in Behlman's government markets has been increasingly severe and price has become the major overriding factor in contract and subcontract awards. To the best of the Company's knowledge, some of Behlman's regular competitors include larger companies with substantially greater capital resources and far larger engineering, administrative, sales and production staffs than Behlman. (See - "Substantial Customers").

Substantial Customers

		General Motors Hughes Electronics Corporation ("GMHEC"), Northrup Grumman, various agencies of the United States government and Western Atlas accounted for approximately 28%, 15%, 17% and 12% respectively, of net sales of the Company for the year ended
December 31, 1996. The loss of any of these customers would have a materially adverse effect on the sales and earnings of the Company.

		Since a significant amount of all of the products which the Company manufactures are used in military applications, any substantial reduction in overall military spending by the United
States Government could have a materially adverse effect on the Company's sales and earnings.

Backlog

		As of December 31, 1996 and December 31, 1995 the Company's consolidated backlog was $17,000,000 and $13,000,000 respectively.

		Of the backlog for the year ended December 31, 1996, approximately $4,000,000 represents backlog under contracts which will not be shipped during 1997.

		Additionally, a significant number of the Company's contracts are subject to termination at the convenience of the United States Government.

Special Features of Government Contracts

		Orders under government prime contracts or subcontracts are customarily subject to termination at the convenience of the government, in which event the contractor is normally entitled to reimbursement for allowable costs and to a reasonable allowance for profits, unless the termination of a contract was due to a default on the part of the contractor. No material terminations of Company contracts at the convenience of the government occurred during the year ended December 31, 1996.

		A significant portion of the Company's revenues are subject to audit under the Vinson-Trammel Act of 1934 and other federal statutes since they are derived from sales under government contracts. The Company believes that adjustments to such revenues, if any, will not have a material effect on the Company's financial position.

Research and Development

		The Company incurred approximately $710,000 of research and development expenses during the year ended December 31, 1996, as compared with $420,000 of such expenses during the comparable period of the prior year.

Patents

		The Company does not own any patents which are of material significance to its operations.

Employees

		As of March 14, 1997, the Company employed 126 persons. Of these, the Instrument Division employed 62 people consisting of 11 in engineering and drafting, 3 in sales and marketing, 11 in direct and corporate administration and the balance in production.
Behlman employed 64 people, consisting of 11 in engineering and drafting, 5 in sales, 4 in direct and corporate administration and the balance in production.

Item 2.  PROPERTIES

		The Company's plant and executive offices, located at 80 Cabot Court, Hauppauge, New York, consist of 60,000 square feet
(of which approximately 50,000 square feet are utilized for manufacturing operations) in a two-story, sprinklered, brick building which was completed in October 1982 and expanded in 1985.

		Behlman leases 1700 square feet in Ventura, California which is used for sales. The lease expires in December 1997.

		As part of its discontinued apparel operations, the Company has leases for showroom and office space in New York, New York, warehouse space in New Jersey and showroom, office and manufacturing space in Winnipeg, Manitoba, Canada.

Item 3.  LEGAL PROCEEDINGS

		There are no material pending legal proceedings against the Company, other than routine litigation incidental to the Company's business, except as described below.

		In re USA Classic Securities Litigation: On September 23, 1993, a class action (the "Class Action") was commenced by an alleged shareholder of USA Classic, against USA Classic and certain of its directors in the United States District Court for the Southern District of New York. The action was commenced on behalf of shareholders, other than the defendants, who acquired their shares from November 20, 1992, the date of the initial public offering of common stock of USA Classic (the "Offering"), through September 22, 1993, and alleges violations of the Securities Act of 1933 in connection with the Offering as well as violations of Section 10(b) of the Securities Exchange Act of 1934. The plaintiffs are seeking compensatory damages as well as fees and expenses.

		On February 1, 1994, a First Amended and Consolidated Complaint was filed in the Class Action. The First Amended and Consolidated Complaint added the Company as a defendant and alleged that the Company is a "controlling person" of USA Classic and an "aider and abetter" of the alleged violations of the securities laws. The Company answered the First Amended and Consolidated Complaint on March 21, 1994. The Class Action has been stayed as against USA Classic as a result of USA Classic's filing of a petition for reorganization under Chapter 11 of the United States Bankruptcy Code.

		On October 4, 1994, a Second Amended and Consolidated Complaint was filed in the Class Action. The Second Amended and Consolidated Complaint restated the allegations against the Company and added Paine Webber Incorporated and Ladenburg Thalmann
& Co. Inc., the lead underwriters in the Offering (the "Underwriters"), as additional defendants. On November 15, 1994, the Company and the Underwriters moved to dismiss certain of the allegations in the Second Amended and Consolidated Complaint. On or about June 16, 1995, the Honorable John S. Martin, Jr. denied the dismissal motion in its entirety.

		On March 8, 1995, the plaintiffs' representatives filed a motion for class certification. Since that date, the parties have been conducting depositions and reviewing documents relevant to the class certification issue. The defendants' response to the class certification motion has been adjourned without a future date pending completion of discovery into that issue. On or about February 6, 1996, the Underwriters moved the court to stay all substantive discovery until the court rules upon the class certification motion. The Company joined in said motion. On
March 7, 1996, the court denied the motion to stay substantive discovery. Depositions and documentary discovery are continuing.
It is estimated that discovery in this matter will continue throughout 1997. The Company plans to continue to vigorously defend this action.

		Sandra Lakritz v. Orbit International Corp.: On July 7, 1995, Sandra Lakritz, a former employee of the Company's East/West division commenced an action in Supreme Court, New York County, claiming employment discrimination based upon age and disability.
On December 4, 1995, the Company answered the complaint and denied the allegations set forth therein.  Simultaneously with its
answer, the Company served upon plaintiff's counsel numerous
discovery  requests.   To   date,  plaintiff  has  only  partially
responded to the discovery requests. Additionally, the plaintiff has requested certain discovery from the Company. Although the Company has offered to make that information available to the plaintiff, the plaintiff has failed to follow up on these requests. The Company intends to vigorously defend this action.

		Bankruptcy and Liquidation of Canadian Subsidiaries: On March 12, 1997, Orbit commenced bankruptcy proceedings against Classique, which manufactured branded private label men's, women's and children's outer-wear in Winnipeg, Manitoba, Canada and Winnipeg Leather, which manufactured women's garments under private labels in Winnipeg, Manitoba, Canada. Classique and Winnipeg Leather are now in bankruptcy and Orbit has appointed a receiver and manager for the purpose of liquidating their assets.

Item 4. 	SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS

		An Annual Meeting of Stockholders of the Company was held on June 28,1996. The holders of 6,186,093 shares of Common Stock of the Company were entitled to vote at the meeting, the holders of 5,885,255 shares of Common Stock, or approximately 95% of shares entitled to vote at the meeting, were represented by proxy and the holders of 25,000 shares of Common Stock were present in person.
The following action took place:

		1.	The stockholders voted for the election of each of the
following persons nominated to serve as a director of the Company until the next annual meeting and until his successor is elected and qualified: Dennis Sunshine by 5,696,921 votes for and 213,334 against, Bruce Reissman by 5,696,421 votes for and 213,834
against, Mitchell Binder by 5,696,421 votes for and 213,834
against, Nathan A. Greenberg by 5,696,421 votes for and 213,834 against, John Molloy by 5,696,921 votes for and 213,834 against and Stanley Morris by 5,696,408 votes for and 213,847 against.

                                   PART II


Item 5.	MARKET FOR REGISTRANT'S CAPITAL STOCK AND RELATED
SECURITY HOLDER MATTERS


		As of March 20, 1997 the Company had 729 shareholders of record. The Company's stock is traded on the Nasdaq National
Market (Nasdaq symbol ORBT).

		The quarterly closing prices for the period January 1, 1995 through December 31, 1996, as reported by Nasdaq, were as follows:




       CLOSE
  High       Low

1995:




  First Quarter
2 1/2      1 5/8

  Second Quarter
2 1/8      1 3/8

  Third Quarter
1 5/8      1 3/16

  Fourth Quarter
1 9/16
   3/4




1996:

  First Quarter


 1


  47/64

  Second Quarter
1 5/16       7/8

  Third Quarter
1 3/4        3/4

  Fourth Quarter
2 3/4
 1 9/16



The Company has not declared any dividends during the aforesaid period.

	Item 6.  SELECTED FINANCIAL DATA*



 Year ended December 31

  Six Month Period
  Ended December 31**


Year Ended June 30


   1996
   1995
   1994

1993
  (unaudited)
            1993         1992

Net sales
$16,971,000
$11,763,000
$12,254,000
$6,659,000
$14,191,000  $14,496,000


Net income (loss)
from continuing
operations



3,311,000



2,491,000



1,098,000



1,642,000



( 707,000)  ( 131,000)


Net income (loss)
from discontinued
operations



( 8,800,000)



(22,744,000)



(18,093,000)



  4,277,000



11,942,000   3,033,000


Income per share
from continuing
operations
primary
fully diluted




 .53
       .50




 .42
 .42




 .18
 .18




  .25
 .25




 (.11)       (.02)
(.11)       (.02)


Income (loss) per
share from
discontinued
operations
primary
fully diluted





( 1.42)
   ( 1.32)





( 4.20)
  ( 4.20)





( 2.93)
  ( 2.93)





 .64
 .64





1.79          .48
1.79          .48


Total assets at
period-end


19,931,000


38,028,000


63,511,000


73,105,000


71,835,000   71,730,000






Year ended December 31




Six Month Period
  Ended December 31**






Year Ended June 30


   1996
   1995
   1994

1993
  (unaudited)
            1993         1992

Long-term
obligations

3,817,000

1,097,000

8,909,000

10,419,000

2,451,000    6,757,000


Total
stockholders'
equity



5,146,000



9,318,000



31,263,000



49,626,000



54,483,000   43,110,000

_________________
*	Restated to reflect discontinued operations

** 	In 1993, the Company opted to change its fiscal year end from June 30 to December 31.





See "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations."
</TALBE>



Item 7.	MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations:

Year Ended December 31, 1996 v. Year Ended December 31, 1995

	In August, 1996, the Company adopted a plan to sell its apparel businesses. The Company estimates the loss on the disposal to be approximately $4,600,000 and charged 1996 operations with such amount. Such loss includes a write-off of foreign currency translation adjustments, monies owed pursuant to operating lease agreements, the write-down of assets to net realizable value offset by the reduction in liabilities due to the bankruptcy of two of the companies and the balance for professional fees and other contractual obligations. The discontinuance of the Company's apparel operations leaves the Company solely with its Electronic Segment which consists of its Orbit Instrument Division and its Behlman subsidiary.

	Consolidated net sales for the year ended December 31, 1996 increased to $16,971,000 from $11,763,000 for the prior year due principally to $6,879,000 of revenues recorded by the Company's new Behlman subsidiary which was acquired in February 1996, offset by a decrease in the number of units shipped by the Orbit
Instrument Division.

	The net loss for the year ended December 31, 1996 decreased to $5,489,000 from $22,253,000 for the prior year. The loss for the current year is principally due to operating losses from the Company's discontinued apparel operations of $4,200,000 and the estimated loss of $4,600,000 on the disposal of such operations.
The loss in the prior year was principally due to non-cash charges of $9,780,000 reflecting the Company's write-off of goodwill and other intangible costs related to its U.S. apparel businesses as well as $12,192,000 of operating losses from all of the Company's apparel businesses.

	Net income from continuing operations for the year ended
December 31, 1996 increased to $3,311,000 from $2,491,000 for the prior year due principally to earnings recorded during the period by the Company's new Behlman subsidiary, increased earnings from the Orbit Instrument Division offset by a decrease in investment and other income.

	Gross profit, as a percentage of sales, for the year ended
December 31, 1996 increased to 44.8% from 44.5% for the prior year.

	Selling, general and administrative expenses for the year ended December 31, 1996 increased to $5,501,000 from $5,274,000 for the prior year principally due to selling, general and administrative expenses incurred by the Company's new Behlman subsidiary and offset by lower corporate expenses and lower selling, general and administrative expenses incurred by the Orbit Instrument Division. Selling, general and administrative expenses, as a percentage of sales decreased to 32.4% for the year ended December 31, 1996 from 44.8% for the prior year due to additional sales and greater efficiencies derived from the Behlman acquisition and lower corporate expenses.

	Interest expense for the year ended December 31, 1996 decreased to $118,000 from $236,000 for the prior year due to a reduction in the average amounts owed during the current year.

	Investment and other income for the year ended December 31, 1996 decreased to $1,320,000 from $2,614,000 for the prior year due principally to interest earned on higher cash balances in the prior year. Both the current and prior years included non-recurring income resulting from, in the current year, the realization of approximately $800,000 representing the final payment of royalty income from Orbit Semiconductor, Inc., pursuant to a Stock Purchase Agreement signed in November, 1991 and, in the prior year, $869,000 of insurance proceeds realized upon the death of the Company's former chief executive officer, net of accrued costs to the officer's estate, and $1,000,000 resulting from the partial realization of royalty income mentioned above.

	The Company did not record any tax benefit on the current years pre-tax loss because of the uncertainty of future realization.

Year Ended December 31, 1995 v. Year Ended December 31, 1994

	Consolidated net sales for the year ended December 31, 1995 decreased to $11,763,000 from $12,254,000 in the prior year due to a decrease in 1995 in the number of units shipped.


	The net loss for the year ended December 31, 1995 increased to $22,253,000 from $16,995,000 for the prior year. The loss for the year ended December 31, 1995 was due to $12,192,000 of operating losses from the Company's discontinued apparel operations and to non-cash charges in the period of $9,780,000 reflecting the Company's write-off of goodwill and other intangible costs related to its U.S. apparel businesses. The loss in 1994 reflects the Company's write-off of its 43% equity interest in USA Classique, Inc., a subordinated receivable and other related costs.

	Net income from continuing operations for the year ended
December 31, 1995 increased to $2,491,000 from $1,098,000 for the prior year due principally to non-recurring investment and other income. Gross profit, as a percentage of sales, for the year ended December 31, 1995 increased to 44.5% from 42.2% for the prior year.

	Selling, general and administrative expenses for the year ended December 31, 1995 increased to $5,274,000 from $4,489,000 for the prior year due principally to a provision taken in the year ended December 31, 1995 of approximately $875,000 in anticipation of costs to be incurred to repair and/or refurbish certain units that had already been shipped to one of the Instrument Division's customers. Selling, general and administrative expenses, as a percentage of sales, increased to 44.8% in 1995 from 36.6% in 1994 due to the aforementioned reasons.

	Interest expense for the year ended December 31, 1995 decreased to $236,000 from $323,000 for the prior year due to a reduction in the average amounts owed during the period.

	Investment and other income increased during the year ended
December 31, 1995 to $2,614,000 from $734,000 for the prior year due to (i) insurance proceeds received by the Company upon the death of the Company's former chief executive officer net of accrued costs due to the officer's estate, and (ii) the partial realization of $1,000,000 of royalty income received from Orbit
Semiconductor, Inc. pursuant to a Stock Purchase Agreement signed in November 1991.

	The Company did not record any tax benefit on the current pre-tax loss because of the uncertainty of future realization.

Liquidity, Capital Resources and Inflation

	Working capital increased by $6,317,000 to $6,197,000 during the year ended December 31, 1996 from a working capital deficit of $120,000 as of December 31, 1995 principally due to approximately $7,567,000 of non-current restricted assets which were used to either reduce amounts owed under certain lending facilities and the reclassification of certain amounts due under the Company's factoring arrangements to a three year term loan.
The Company's working capital ratio at December 31, 1996 was 1.7 to 1 compared to 1.0 to 1 at December 31, 1995.

	All losses and obligations of the apparel businesses have been provided for in the December 31, 1996 financial statements and, accordingly, the Company does not anticipate using any significant portion of its resources towards these apparel businesses.

	During the fourth quarter of 1996, the Company commenced discussions with the Company's factor to convert the amounts due to the factor from the Company's discontinued U.S. Apparel operations to a term loan. The new term loan is expected to commence on May 1, 1997 at which time the factor expects to complete its collection efforts on all outstanding accounts receivable. Under the proposed terms of the new lending arrangement, the loan amortization is based on a 60 month period with payments due on a monthly basis for 35 months and a final balloon payment due April 1, 2000. The loan will have an interest rate of prime rate plus 1%.

	Under the Company's factoring arrangements related to the discontinued apparel operations, the Company has provided standby letters of credit as security for its guarantees under these arrangements, collaterallized by marketable securities. As of December 31, 1996, the Company has provided $2,200,000 in standby letters of credit. Between January and December 1996, the Company used approximately $8,918,000 of marketable securities to reduce the amount owed under two of the facilities.

	In February 1996, the Company, through a wholly-owned subsidiary, purchased from Astrosystems, Inc. substantially all of the assets of its wholly-owned subsidiary, Behlman
Electronics, Inc., and substantially all of the assets of Astrosystems Military Electronics Division. The purchase price of $3,706,000 was substantially funded by the Company's cash and a $500,000 bridge loan from BNY Financial Corporation ("BNY"). In
June 1996, the Company completed a $2,000,000 Term Loan and
$2,000,000 Revolving Credit facility with BNY. The proceeds were used to pay off the bridge loan and to provide working capital for the Company's electronics operations. The Term Loan is payable in 36 monthly installments and bears interest at prime plus 1.50%. The Revolving Credit facility bears interest at prime plus 1.0%.

	The Company's existing capital resources, including its bank credit facilities, and its cash flow from operations are expected to be adequate to cover the Company's cash requirements for the foreseeable future.

	Inflation has not materially impacted the operations of the Company.

Certain Material Trends

	Despite continued profitability in 1996, the Company continues to face a difficult business environment with continuing pressure on the Company's prices for its sole source sales and a general reduction in the level of funding for the defense sector. Based on current delivery schedules and as a result of the acquisition of Behlman, however, revenues for the Company should be sustained at the levels recorded in 1996, although there can be no assurance that such increased revenues will actually be achieved.

	The Company continues to seek new contracts which require incurring up-front design, engineering, prototype and preproduction costs. While the Company attempts to negotiate contract awards for reimbursement of product development, there is no assurance that sufficient monies will be set aside by the government for such effort. In addition, even if the government agrees to reimburse development costs, there is still a significant risk of cost overrun which may not be reimbursable.
Furthermore, once the Company has completed the design and preproduction stage, there is no assurance that funding will be provided for future production.

	The Company is heavily dependent upon military spending as a source of revenues and income.  World events have led the
government of the United States to reevaluate the level of
military   spending   necessary   for   national   security.  Any

significant reductions in the level of military spending by the Federal government could have a negative impact on the Company's future revenues and earnings. In addition, due to major consolidations in the defense industry, it has become more difficult to avoid dependence on certain customers for revenue and income. Behlman's product line gives the Company some diversity with its line of commercial products.

Forward Looking Statements

	Statements in this Item 7 "Management's Discussion and
Analysis of Financial Condition and Results of Operations" and elsewhere in this document as well as statements made in press releases and oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends",
"anticipates" or "plans" to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



Item 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

		See index to financial statements, which is a part of the financial statements, and the financial statements and schedules included elsewhere in this Annual Report on Form 10-K.

The following sets forth certain selected, unaudited quarterly
		financial data:


ORBIT INTERNATIONAL CORP. AND SUBSIDIARIES
QUARTERLY FINANCIAL DATA
(Consolidated)

Year Ended
December 31, 1996
First
Quarter
Second
Quarter
Third
Quarter
Fourth
Quarter


Net Sales
$2,881,000
$4,889,000
$4,798,000

$4,403,000

Gross Profit
1,102,000
2,292,000
2,150,000

2,066,000

Income from continuing
operations

771,000

1,068,000

741,000

731,000


(Loss) from discontinued
operations


(1,541,000)


(6,460,000)


0


(799,000)


Net income (loss)

(770,000)

(5,392,000)

741,000

(68,000)


Income per share from
continuing operations


0.14


0.18


0.12


0.11


(Loss) per share from
discontinued operations


(0.28)


(1.07)


 (0.12)



Net income (loss) per
share (fully diluted)


(0.14)


(0.89)


0.12


(0.01)


Year Ended
December 31, 1995
First
Quarter
Second
Quarter
Third
Quarter
Fourth
Quarter


Net Sales
$4,106,000
$4,069,000
$1,851,000
$1,737,000


Gross Profit

1,817,000

1,402,000

542,000

1,473,000


Income (loss) from
continuing operations


1,786,000


920,000


(401,000)


186,000


(Loss) from discontinued
operations


(2,099,000)


(3,053,000)


(14,887,000)


(4,705,000)


Net (loss)

(313,000)

(2,133,000)

(15,288,000)

(4,519,000)


Income (loss) per share
from continuing
operations



0.30



0.16



( 0.07)



0.03



(Loss) per share from
discontinued operations




0.36)



(0.52)



(2.53)



(0.80)

Net (loss) per share
(0.05)
(0.36)
(2.60)
(0.77)







Item 9.	DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

	On July 8, 1996, the Board of Directors of the Company approved the engagement of Ernst & Young LLP as its independent auditors for the fiscal year ended December 31, 1996 to replace the firm of Richard A. Eisner & Company, LLP who had been dismissed by the Company. See the Company s Current Report on Form 8-K/A dated July 8, 1996.

PART III

Item 10.	 DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 11.	EXECUTIVE COMPENSATION

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 12.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

Item 13.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

		Incorporated by reference to the Company's definitive proxy statement to be filed pursuant to regulation 14A promulgated under the Securities Exchange Act of 1934 in connection with the Company's 1997 Annual Meeting of Stockholders.

PART IV

Item 14.	EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS
ON FORM 8-K

			(a) The following documents are filed as part of this Annual Report on Form 10-K for the fiscal year ended December
31, 1996.

1.& 2.	Financial Statements and Schedule:

			The index to the financial statements and schedule is incorporated by reference to the index to financial statements attached as an exhibit to this Annual Report on Form 10-K.

3.  Exhibits:

Exhibit No.	Description of Exhibit



   3 (a)	Certification of Incorporation, as amended. Incorporated
		by reference to Exhibit 3(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1991.

   3 (b)	By-Laws, as amended. Incorporated by reference to
		Exhibit 3(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1988.


   4 (a) 	Orbit International Corp. 1995 Employee Stock Option
		Plan. Incorporated by reference to Exhibit 4(a) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

   4 (b)	Orbit International Corp. 1995 Stock Option Plan for
		Non-Employee Directors.  Incorporated by reference to
		Exhibit 4(b) to Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

  10 (a)	Employment Agreement, dated July 1, 1996 between
Registrant and Mitchell Binder.

  10 (b)	Employment Agreement dated July 1, 1996 between
Registrant and Bruce Reissman.

  10 (c)	Employment Agreement dated July 1, 1996 between
Registrant and Dennis Sunshine.

  10 (d)	Form of Indemnification Agreement between the Company
and each of its Directors.  Incorporated by reference to
Exhibit 10(e) to Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1988.

  10 (e)	Asset Purchase Agreement, dated July 12, 1993, among The
Panda Group, Inc., Kenneth Freedman, Frederick Meyers and Registrant. Incorporated by reference to Exhibit 1 to Registrant's Current Report on Form 8-K dated July
12, 1993.

  10 (f)	Asset Purchase Agreement, dated as of January 11, 1996,
		by and among Astrosystems, Inc., and BEI Electronics, Inc., Orbit International Corp. and Cabot Court, Inc. Incorporated by reference to the Registrant's Current Report on Form 8-K dated February 7, 1996.

  10 (g)	Form of Agreement among Kenneth Freedman, Frederick
Meyers, The Panda Group, Inc. and Orbit International
Corp. dated March 28, 1996; Form of Amendment Promissory
Note dated March 28, 1996; and Form of Warrant to purchase 125,000 shares of Orbit International Corp.
Common Stock.  Incorporated by reference to Exhibit
10(g) to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


  16		Letter re change in certifying accountant.  Incorporated
		by reference to the Registrant's Current Report on Form 8-K/A dated July 8, 1996.

  21		Subsidiaries of Registrant.

  27		Financial Data Schedule

	(b)  Reports on Form 8-K:

			No reports on Form 8-K have been filed during the last quarter of the period covered by this report.

SIGNATURES

	Pursuant to the requirement of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunder duly authorized.

			ORBIT INTERNATIONAL CORP.


Dated: March 31, 1997 				By: /s/ Dennis Sunshine
	 Dennis Sunshine, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature
Title
Date

 /s/ Dennis Sunshine
Dennis Sunshine

President, Chief Executive
Officer and Director
March 31, 1997

 /s/ Mitchell Binder
Mitchell Binder


Vice President-Finance,
Chief Financial Officer
and Director
March 31, 1997

 /s/ Bruce Reissman
Bruce Reissman


Executive Vice President,
Chief Operating Officer
and Director
March 31, 1997

 /s/ Harlan Sylvan
Harlan Sylvan

Treasurer,
Secretary and Controller
March 31, 1997

 /s/ Nathan A. Greenberg
Nathan A. Greenberg

Director
March 31, 1997

 /s/ John Molloy
John Molloy

Director
March 31, 1997

 /s/ Stanley Morris
Stanley Morris

Director
March 31, 1997






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